Exhibit 99.1

DallasNews Corporation Announces Second Quarter 2022 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  second quarter 2022 net loss of $2.4 million, or $(0.45) per share, and an operating loss of $2.3 million. In the second quarter of 2021,  the Company reported a net loss of  $1.5 million, or $(0.28) per share, and an operating loss of $3.0 million.

For the second quarter of 2022, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”)  of $1.0 million, a $0.5 million greater loss when compared to an adjusted operating loss of $0.6 million reported for the second quarter of 2021. The decrease is primarily due to a decline in total revenue of $1.1 million, partially offset by expense improvements of $0.5 million in distribution and $0.3 million in employee compensation and benefits.

Grant Moise, Chief Executive Officer, said, “The second quarter showed steady progress in our pursuit to become a sustainably profitable digital media company and DallasNews’ financial performance was in line with our internal expectations. We continue to invest in our growing digital business, while efficiently managing our more mature print business which continues to experience headwinds from significantly higher newsprint and fuel costs. Medium Giant had a strong quarter closing new business, while the subscription side of our business continued to grow year-over-year.”

Second Quarter Results

Total revenue was $37.6 million in the second quarter of 2022,  a decrease of $1.1 million or 2.8 percent when compared to the second quarter of 2021.

Revenue from advertising and marketing services, including print and digital revenues, was $17.5 million in the  second quarter of 2022,  a decrease of $1.1 million or 6.2 percent when compared to the $18.6 million reported for the second quarter of 2021. The decline is primarily due to a  $0.8 million decrease in print advertising revenue.

DallasNews Corporation Announces Second Quarter 2022 Financial Results

July 26, 2022

Circulation revenue was $16.3 million in the second quarter of 2022,  an increase of $0.2 million when compared to the $16.1 million reported for the second quarter of 2021.  Digital-only subscription revenue increased $1.0 million or 42.9 percent,  partially offset by a print circulation decline of $0.8 million or 5.9 percent.

Printing, distribution and other revenue decreased $0.1 million, or 2.7 percent, to $3.9 million,  primarily due to a  slight reduction in commercial printing and distribution revenue.

Total consolidated operating expense in the second quarter of 2022, on a GAAP basis, was $39.9 million, an improvement of $1.8 million or 4.4 percent compared to the second quarter of 2021. The improvement is primarily due to decreases of $1.3 million in employee compensation and benefits expense and $0.5 million in distribution expense.

In the second quarter of 2022, on a non-GAAP basis, adjusted operating expense was $43.9 million, an improvement of $1.7 million or 3.7 percent when compared to $45.6 million of adjusted operating expense in the second quarter of 2021.

As of June 30,  2022,  the Company had 671 employees, a decrease of 53 full-time equivalents,  or 7.3 percent, when compared to the prior year period. Cash and cash equivalents were $26.6 million and the Company had no debt.

The Company expects to receive cash proceeds of $22.5 million on July 29, 2022, from the collection of the Charter DMN Holdings, LP note receivable, related to the sale of the Company’s former headquarters.

DallasNews Corporation Announces Second Quarter 2022 Financial Results

July 26, 2022

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Second Quarter 2022 Financial Results

July 26, 2022

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Wednesday,  July 27, 2022, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-5489 and enter the following access code when prompted: 9691263.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on July 27,  2022 until 11:59 p.m. CDT on August 2, 2022.  The access code for the replay is 9944335.

DallasNews Corporation Announces Second Quarter 2022 Financial Results

July 26, 2022

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas' leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2022	2021	2022	2021
Net Operating Revenue:
Advertising and marketing services	$17,457	$18,601	$33,721	$35,370
Circulation	16,250	16,093	32,346	32,115
Printing, distribution and other	3,866	3,974	7,793	7,998
Total net operating revenue	37,573	38,668	73,860	75,483
Operating Costs and Expense:
Employee compensation and benefits	16,804	18,116	33,214	36,063
Other production, distribution and operating costs	19,725	20,151	38,974	39,241
Newsprint, ink and other supplies	2,504	2,378	4,898	4,719
Depreciation	716	1,035	1,428	2,109
Amortization	—	—	—	64
Gain on sale/disposal of assets, net	—	—	—	(1)
Asset impairments	102	—	102	—
Total operating costs and expense	39,851	41,680	78,616	82,195
Operating loss	(2,278)	(3,012)	(4,756)	(6,712)
Other income, net	28	1,613	46	2,867
Loss Before Income Taxes	(2,250)	(1,399)	(4,710)	(3,845)
Income tax provision	165	83	349	402
Net Loss	$(2,415)	$(1,482)	$(5,059)	$(4,247)

Per Share Basis (1)
Net loss
Basic	$(0.45)	$(0.28)	$(0.95)	$(0.79)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of June 30, 2022 and 2021, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$26,560	$32,439
Accounts receivable, net	13,600	16,012
Notes receivable	22,400	22,400
Other current assets	6,103	5,677
Total current assets	68,663	76,528
Property, plant and equipment, net	8,091	8,822
Operating lease right-of-use assets	15,655	17,648
Deferred income taxes, net	210	257
Other assets	2,200	2,197
Total assets	$94,819	$105,452
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,873	$7,821
Accrued compensation and other current liabilities	9,397	9,505
Contract liabilities	10,683	10,592
Total current liabilities	25,953	27,918
Long-term pension liabilities	14,456	14,275
Long-term operating lease liabilities	16,864	19,181
Other liabilities	1,480	1,501
Total liabilities	58,753	62,875
Total shareholders' equity	36,066	42,577
Total liabilities and shareholders’ equity	$94,819	$105,452

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2022	2021	2022	2021
Total net operating revenue	$37,573	$38,668	$73,860	$75,483
Total operating costs and expense	39,851	41,680	78,616	82,195
Operating Loss	$(2,278)	$(3,012)	$(4,756)	$(6,712)

Total net operating revenue	$37,573	$38,668	$73,860	$75,483
Addback:
Advertising contra revenue	5,189	6,234	11,110	12,312
Circulation contra revenue	84	95	160	190
Adjusted Operating Revenue	$42,846	$44,997	$85,130	$87,985

Total operating costs and expense	$39,851	$41,680	$78,616	$82,195
Addback:
Advertising contra expense	5,189	6,234	11,110	12,312
Circulation contra expense	84	95	160	190
Less:
Depreciation	716	1,035	1,428	2,109
Amortization	—	—	—	64
Severance expense	428	1,398	560	1,606
Gain on sale/disposal of assets, net	—	—	—	(1)
Asset impairments	102	—	102	—
Adjusted Operating Expense	$43,878	$45,576	$87,796	$90,919

Adjusted operating revenue	$42,846	$44,997	$85,130	$87,985
Adjusted operating expense	43,878	45,576	87,796	90,919
Adjusted Operating Loss	$(1,032)	$(579)	$(2,666)	$(2,934)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Advertising contra represents agency fees related to digital advertising and marketing services. Circulation contra represents revenue recorded for the grace period of expired home delivery subscriptions. These adjustments have no effect on adjusted operating income (loss).

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.